Exhibit 10.1

CITRIX SYSTEMS, INC.

EXECUTIVE BONUS PLAN

I.	Purpose

The purpose of the Citrix Systems, Inc. Executive Bonus Plan (the “Plan”) is to provide to executive officers of Citrix Systems, Inc. (the “Company”) competitive compensation opportunities that are aligned with and promote the overall financial objectives of the Company and its shareholders. In addition to base salary and long-term equity awards, this will be accomplished through incentives payable in the form of cash bonuses designed to reward executives for the financial and operational success of the Company. This Plan does not govern the Company’s base salary and long-term equity awards compensation practices.

II.	Eligibility

From time to time, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may select certain company executives to participate in the Plan (the “Participants”). Individuals may become Participants during a fiscal year (“New Participants”) provided such an individual is: (1) an executive of the Company; (2) recommended for participation by the President & CEO; and (3) approved for participation by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

III.	Plan Administration

The Plan will be administered by the President & CEO and the Compensation Committee.

A.	President & CEO Responsibilities.

1.	Recommend new executives for Plan participation.

2.	Develop specific bonus recommendations for all Participants (except the President & CEO) and submit to the Compensation Committee for approval.

3.	Propose performance measures, weightings, and performance levels for the Plan, and changes thereto.

4.	Evaluate actual performance against bonus measures and goals.

5.	Communicate Plan parameters and mechanics to Participants.

B.	Compensation Committee Responsibilities.

1.	Approve new Participants.

2.	Review target bonus awards, including benchmarking to peer group companies.

3.	Review bonus measures, goals, and weightings.

4.	Certify achievement of bonus measures.

5.	Review and approve the President & CEO’s bonus recommendations for Participants and develop bonus recommendations for the President & CEO.

IV.	Bonus Structure

A.	Performance Period. This Plan will measure and reward performance on an annual basis (January 1 – December 31). Each Participant shall have a targeted bonus level for each performance period.

B.

Eligibility. All Participants as of January 1st are eligible to participate in this Plan. New Participants will be eligible to participate in this Plan upon the recommendation of the President & CEO and approval by the Compensation Committee. A New Participant’s bonus opportunity will be prorated based on the number of full and partial months remaining in the performance period at the time Plan participation is approved. New Participants approved for the Plan may be eligible to receive a bonus (prorated based on the number of full and partial months remaining in the performance period) for the achievement of individual performance goals, as recommended by the President & CEO and approved by the Compensation Committee.

C.	Performance Measures.

1.	Financial and Operational Performance Targets. For all Participants, bonus awards are, to the extent determined by the Compensation Committee, tied to the achievement of financial or operational performance targets (“Targets”), including, without limitation, the following: (a) operating margin, gross margin, contribution margin or profit margin; (b) earnings per share or pro forma earnings per share; (c) revenue (including product revenue and division revenue); (d) bookings (including product bookings and division bookings); (e) expenses or operating expenses; (f) completion of number of years of service with the Company; (g) net income or operating income; (h) stock price increase; (i) performance relative to peers; (j) divisional or operating segment financial and operating performance; (k) total return on shares of common stock relative to increase in appropriate stock index selected by the Compensation Committee; (l) customer satisfaction indicators; (m) cash flow; (n) pre-tax profit; (o) growth or growth rate with respect to any of the foregoing measures; (p) attainment of strategic and operational objectives; (q) other financial measures determined by the Compensation Committee; (r) other performance measures determined by the Compensation Committee; or (s) any combination or subset of the foregoing.

The Compensation Committee may appropriately adjust any evaluation of performance under any selected performance goal to exclude any of the following events that occurs during a performance period: (i) the amortization of intangible assets, (ii) write-offs of in-process research and development, (iii) charges associated with the expensing of equity-based compensation, (iv) asset write-downs or impairment, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) any extraordinary non-recurring items including those described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (ix) any other extraordinary items adjusted from the Company’s U.S. GAAP results in the Compensation Committee’s discretion.

Targets, to the extent determined by the Compensation Committee, may be assigned weightings. In each performance period, the Compensation Committee shall establish Targets and their associated weightings for each Participant. Targets and their associated weightings will be reviewed periodically throughout the performance period to ensure continued alignment with the Company’s business strategy and objectives. Upon the recommendation of the President & CEO and approval of the Compensation Committee, Targets and their associated weightings may be adjusted at such time to reflect changes in business priorities.

2.	Individual Goals. The Compensation Committee may determine to make the achievement of individual performance goals a weighted component of the bonus awards for certain Participants. The achievement of the individual performance goals component by such Participants will be determined by the President & CEO or a direct report of the President & CEO to whom the President & CEO has delegated such authority.

3.	Minimum Performance Requirement. Bonus awards are subject to minimum performance requirements, or thresholds, established by the Compensation Committee from time to time, before any bonus award may be earned.

D.

Bonus Levels. From time to time, the Compensation Committee shall establish for each Participant target bonus levels, expressed as a percentage of each Participant’s base salary, and based on competitive practice and Citrix’s compensation philosophy. In the event of the over-achievement by the Company or a Participant of the Targets, for each component category, bonus awards may be adjusted upwards but capped at a maximum target bonus award, expressed as a percentage of each Participant’s base salary. In the event of the under-achievement by the Company or a Participant of the Targets, for each financial component category, bonus awards may be adjusted downwards from the

Participant’s target bonus award. The percentage increases or decreases, as the case may be, for each Participant and for each component shall be established by the Compensation Committee at the same time as the Compensation Committee establishes the Targets and their associated weightings.

E.	Bonus Determination. The President & CEO will be responsible for evaluating actual performance against the Targets and the individual performance goals and determining the bonus award earned. Written documentation supporting the President & CEO’s evaluation of actual performance and calculation of bonus awards will be submitted to the Compensation Committee for review. The Compensation Committee will make all final bonus award determinations.

F.	Bonus Payout. Subject to approval by the Compensation Committee, all bonus awards will be paid in cash as soon as practicable following the conclusion of the fiscal year to which the award relates but only after the Compensation Committee’s determination of the bonus awards. In its sole discretion, the Compensation Committee may provide for partial payments of bonus awards during a performance period.

V.	Miscellaneous Provisions

A.	This Plan is effective as of January 1, 2007 and will continue until the Compensation Committee and/or Board of Directors terminates or amends the Plan. The Compensation Committee and/or Board of Directors retain the right to amend, alter or terminate this Plan at any time. The President & CEO and the Compensation Committee retain the right to establish and amend the base salary and long-term equity awards compensation of the Company’s executives and employees. The Compensation Committee and/or Board of Directors retain the right to make discretionary bonus awards or to amend or alter any Target or their associated weightings or any individual performance goal at any time.

B.	All decisions made by the Compensation Committee and/or Board of Directors regarding administration and interpretation of the Plan shall be final and binding on all persons, including the Company and Participants.

C.	Nothing contained in this document shall be deemed to alter the relationship between the Company and a Participant, or the contractual relationship between a Participant and the Company if there is a written contract regarding such relationship. Furthermore, nothing contained in this document shall be construed to constitute a contract of employment between the Company and a Participant. The Company and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.

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